Exhibit 99.1

OUTFRONT MEDIA ANNOUNCES QUARTERLY DIVIDEND

New York, October 23, 2018 — OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has approved a quarterly cash dividend on the Company's stock of $0.36 per share payable on December 31, 2018 to shareholders of record at the close of business on December 7, 2018.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its ON Smart Media platform, OUTFRONT is implementing digital technology that will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:
Investors:
Gregory Lundberg
(212) 297-6441
greg.lundberg@OUTFRONTmedia.com

Media:
Carly Zipp
(212) 297-6479
carly.zipp@OUTFRONTmedia.com